Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Celadon Group, Inc.:

We consent to the incorporation by reference in the Registration Statement 333-14641 on Form S-8 pertaining to the Employee Stock Purchase Plan dated October 23, 1996, Registration Statement 333-42209 on Form S-8 pertaining to the Non-Employee Director Stock Option Plan dated December 12, 1997, Registration Statements 333-42207 and 333-31164 on Form S-8 pertaining to the 1994 Stock Option plan dated December 12, 1997 and February 25, 2000, respectively, Registration Statement 333-131227 on Form S-8 pertaining to the 2006 Omnibus Incentive Plan dated January 23, 2006, and Registration Statement 333-194017 on Form S-8 pertaining to the 2006 Omnibus Incentive Plan as amended dated December 11, 2013 of Celadon Group, Inc. and subsidiaries of our report dated September 12, 2013, with respect to the consolidated balance sheet of Celadon Group, Inc. as of June 30, 2013, and the related consolidated statements of operations, comprehensive income, cash flows, and stockholders' equity for each of the years in the two-year period ended June 30, 2013, and the related financial statement Schedule II for each of the years in the two-year period ended June 30, 2013, which report appears in the June 30, 2014 annual report on Form 10-K of Celadon Group, Inc.

/s/ KPMG LLP

Indianapolis, Indiana
September 15, 2014

Return to Form 10-K